Exhibit 99.1
FOR RELEASE: February 27, 2008
Contact: Kevin Brophy
Director, Investor Relations
610.645.1020
kmbrophy@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS FOURTH QUARTER AND YEAR-END EARNINGS
Revenues grew significantly from acquisitions and rate increase awards
BRYN MAWR, PA, February 27, 2008 — Aqua America, Inc. (NYSE: WTR) today reported results for the year and quarter ending December 31, 2007. Revenues for the full year 2007 rose 13 percent to $602.5 million from $533.5 million in 2006. Net income in 2007 grew 3 percent to $95.0 million versus $92.0 million in 2006. Revenues for the quarter ending December 31, 2007 grew to $149.1 million compared to $136.8 million from the same period of 2006. Net income during the quarter was $24.9 million versus $25.7 million in 2006. Diluted earnings per share in the fourth quarter were $0.19 versus $0.19 in the same period of 2006. For the year, basic and diluted earnings per share were $0.72 and $0.71, respectively, compared to $0.70 and $0.70 in 2006 on 1.5 percent more shares outstanding.
“Revenues for the year and fourth quarter were up significantly due to acquisitions and increased customer rates,” said Aqua America Chairman and CEO Nicholas DeBenedictis. “The fourth quarter’s earnings per share of $0.19 matched the prior year, however the fourth quarter of 2006 benefited from approximately $0.01 from the recognition of additional revenue in Texas in connection with a pending rate case and another $0.01 from a larger—than-normal change in the insurance accrual. While there were no corresponding adjustments for these items in the quarter ending December 31, 2007, earnings per share in the fourth quarter of 2007 included a $0.01 gain from the sale of a securities investment.”
DeBenedictis continued, “Results in 2007 versus 2006 showed a steady improvement when considering the housing slowdown, the one-time benefits in 2006, a $0.02 earnings per share write-off from our withdrawal of the Florida rate case, higher interest expense from rising interest rates, higher depreciation due to the major capital invested and increased chemical and power costs. In addition to the growth in earnings per share we recorded in 2007, I look forward to a positive impact on future results from the $67 million of rate requests Aqua currently has pending.”

In 2007, Aqua completed 26 acquisitions. When combined with organic growth, net customer growth for the year came in at 2.6 percent or approximately 24,000 net additional customers. Aqua’s acquisition of Sea Cliff in New York (4,300 customers) complemented our previous acquisition of New York Water Service, while two municipal acquisitions in Illinois added nearly 4,000 customers and the Lake Holiday water and sewer acquisitions in Virginia added more than 1,500 customers. “Net customer growth for the year would have been higher had the company not sold 16 systems in Virginia as part of its previously announced pruning strategy,” said DeBenedictis. “The sale of these systems to the County of Henrico, Virginia was the first transaction under this strategy. Although growth through acquisitions remains the key component of the company’s growth strategy, voluntarily disposing of lower performing assets is also part of our strategy to add shareholder value.”
In 2008 Aqua’s customer count will be impacted by the City of Ft. Wayne, Indiana’s condemnation of nearly 11,000 customers in what Aqua Indiana referred to as its “North System.” DeBenedictis said, “On February 12, 2008 the City paid $16.9 million to Aqua in accordance with the City’s own valuation as part of the ‘quick-take’ proceeding. The parties are still involved in a legal proceeding to determine the final value for the system.”
In addition to acquisitions, new revenues from rate increase awards also had a positive effect on results in 2007. Aqua Pennsylvania, the company’s largest operating subsidiary in terms of customers and sales, experienced revenue growth of nearly $23 million in 2007 compared to 2006. Increased revenues from successful rate proceedings in New Jersey, Illinois, Ohio, and Virginia were also significant contributors.
The company filed numerous rate applications that are currently in progress in 9 of its 13 states requesting collectively more than $67 million in new, annualized revenues including significant cases in Pennsylvania, New Jersey, Indiana, Ohio, North Carolina and Florida. The corresponding state utility agency decisions for these cases are anticipated at various times throughout 2008.
In the first half of 2008, Aqua plans to file additional rate cases in Florida, Illinois, Maine, North Carolina, Ohio, Pennsylvania (wastewater) and Virginia totaling approximately $16 million. DeBenedictis noted, “Already in 2008 we have been awarded a rate increase in North Carolina plus cases and surcharges in other states designed to increase annual operating revenues by more than $3 million.”
Aqua continued its major capital program in 2007 spending $238 million on infrastructure improvements such as pipe replacement and utility plant rehabilitations. These capital investments, representing a 10 percent increase to year end 2006 net utility plant, set the stage for future rate increase applications, which with efficient management and the recovery of cost increases can lead to growth in net income and earnings per share. In 2008, Aqua plans to spend about $250 million on its capital investment program.
Operations and maintenance expenses in 2007 rose 15 percent to $253.1 million when compared to 2006. Approximately one half of this increase was a result of acquisitions. Operations and maintenance expenses in 2007 also included a $2.4 million write-off from the Florida rate case withdrawal. DeBenedictis said, “Depreciation, property taxes and interest expense each rose more than 14 percent versus 2006 as financings grew to pay for capital improvements coupled with higher year over year borrowing rates. Property tax comparisons in 2007 were higher as a result of the New York Water acquisition. Costs associated with employee and retiree benefits, power, chemicals and purchased water also grew. We routinely attempt to recover increases in such costs in rate case filings.”
Aqua’s conference call with financial analysts will take place on Wednesday, February 27, 2008 at 11:00 a.m. Eastern Standard Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 3:00 p.m. on February 27, 2008 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 2461016). For international callers, dial 719.457.0820 (pass code 2461016).

Aqua America, Inc. is a large U.S.-based publicly-traded water and wastewater utility serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our plans for capital investment, rate case awards and acquisitions to continue to be key components of our long-term strategy, the anticipated revenue from completed and planned rate cases, the filing of additional rate requests to recover capital expenditures and higher operating costs, the impact of our plans to evaluate and dispose of underperforming assets, and the outlook for 2008 organic growth. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, housing and population growth trends, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF
The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and full year ended December 31, 2007 and 2006 (in thousands, except per share data) for Aqua America, Inc.

	(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating revenues	$149,083	$136,843	$602,499	$533,491

Net income	$24,911	$25,723	$95,014	$92,004

Basic net income per share	$0.19	$0.19	$0.72	$0.70

Diluted net income per share	$0.19	$0.19	$0.71	$0.70

Average common shares outstanding:
Basic	133,227	132,145	132,814	130,725

Diluted	133,993	133,391	133,602	131,774

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating revenues	$149,083	$136,843	$602,499	$533,491

Cost & expenses:
Operations and maintenance	62,394	53,684	253,092	219,560
Depreciation	21,521	18,476	83,178	70,895
Amortization	1,230	1,018	4,833	4,146
Taxes other than income taxes	11,784	8,352	45,380	33,343

Total	96,929	81,530	386,483	327,944

Operating income	52,154	55,313	216,016	205,547

Other expense (income):
Interest expense, net	16,828	14,764	66,921	58,432
Allowance for funds used during construction	(835)	(1,040)	(2,953)	(3,941)
Gain on sale of other assets	(2,846)	(360)	(3,494)	(1,194)

Income before income taxes	39,007	41,949	155,542	152,250
Provision for income taxes	14,096	16,226	60,528	60,246

Net income	$24,911	$25,723	$95,014	$92,004

Net income	$24,911	$25,723	$95,014	$92,004
Other comprehensive income, net of tax:
Minimum pension liability adjustment	—	3,082	—	3,082
Unrealized holding gain (loss) on certain investments	—	(132)	1,121	194
Reclassification adjustment for gains reported in net income	(1,315)	—	(1,315)	—

Comprehensive income	$23,596	$28,673	$94,820	$95,280

Net income per common share:
Basic	$0.19	$0.19	$0.72	$0.70
Diluted	$0.19	$0.19	$0.71	$0.70

Average common shares outstanding:
Basic	133,227	132,145	132,814	130,725

Diluted	133,993	133,391	133,602	131,774

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	December 31,	December 31,
	2007	2006

Net property, plant and equipment	$2,792,794	$2,505,995
Current assets	115,511	134,700
Regulatory assets and other assets	318,607	237,208

	$3,226,912	$2,877,903

Common stockholders’ equity	$976,298	$921,630
Long-term debt, excluding current portion	1,215,053	951,660
Current portion of long-term debt and loans payable	80,845	150,305
Other current liabilities	102,367	105,306
Deferred credits and other liabilities	852,349	749,002

	$3,226,912	$2,877,903